Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160

                    SILGAN HOLDINGS INCREASES DIVIDEND BY 12%
                         AND DECLARES QUARTERLY DIVIDEND


STAMFORD, CT, February 26, 2009-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that based on its continued strong financial performance and business prospects its Board of Directors declared a $0.19 per share quarterly cash dividend, payable on March 25, 2009 to the holders of record of the common stock of the Company on March 11, 2009. This represents an 11.8% increase in the Company's quarterly cash dividend.

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2008. Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

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